Exhibit 99.2

GreenHouse Soluciones Fact Sheet

Company Overview and Objectives

•	GHS is now developing a 25-acre parcel located in the heart of the tequila production region for the production of compost from the bagasse of the agave.
•	This project is timely because of the recent implementation of strict environmental restrictions and enforcement of the waste treatment regulations.
•	GHS and our local partners will provide guidance for moving forward with a strong plan to improve socioeconomic and ecological sustainability for the region.
•	A large and diverse range of potential products, environmental and socio-economic benefits can result from sound, long-term policies that support enhanced agave cultivation.
•	With the assistance of our local partners, we have been investigating the process of making tequila to get a better understanding of the tequila industry and its by-products.
•	Through careful analysis, we have discovered various opportunities in the areas of waste, energy and agriculture.

Waste (based on over 200 million liters of tequila produced annually)

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For every liter of Tequila created there are approximately 5 kilos of bagasse—or over one billion kilos produced annually. The majority is disposed of in landfills, but when this organic material is buried, it decomposes anaerobicly and produces methane gas. Based on a study done on compost, the GHS compost facility would prevent approximately 53,000 tons of bagasse from going to the landfills each year1.

•	One liter of Tequila also produces 10 liters of vinasse—or over 2 billion liters produced annually, which has caused extreme contamination of the affected rivers.

Energy

•	Agave can play an important role in bio-economics; supplying the region with clean renewable energy.
•	GHS’ treatment facility will separate the components of the vinasse. The solids are to be mixed with the compost and the ethanol is concentrated and distilled to be used as bio-fuel.
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For every liter of tequila produced it requires approximately 0.5 liters of fuel to generate the steam needed for cooking and distilling. GHS will create a clean alternative to the use of fuel oil in the process of making tequila.

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GHS will convert a portion of the bagasse into pellets which will be burned in biomass burners (that will be leased to the tequilerias) to operate their boilers.  This represents the potential reduction of approximately 40 million gallons of fuel oil per year.

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1 Iñiguez (2010) Composting experiences in industrial and animal residues: Compostaje de biosolidos con bagazo de agave pp.134

•	There are 22.384 lbs. of CO2 generated from burning one gallon of fuel oil. This represents a potential of nearly 450,000 tons of CO2 to be removed from the atmosphere.
Agriculture

•	It is more economical to use compost than chemical fertilizers in the cultivation of agave, but there is an insufficient amount to supply the region.
•	The GHS facility will produce approximately 30,000 tons of compost annually, helping boost the local economy.
•	The advantage of substituting compost for chemical fertilizers is not only economical, it is also good for the environment.
•	Chemical fertilizers deplete soil nutrients, release green house gasses and produce toxic run off than eventually flows to the rivers and the ocean.
•	Local tequilerias are pleased to have a lower cost alternative and more environmentally friendly option to chemical fertilizers.
•	Composting the waste will also help returning nutrients to the soil and recapture clean water.

Product

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GHS will work collaboratively with the University of Guadalajara and the tequila industry to develop custom-tailored solutions and high quality, organic products that will bring prosperity and environmental sustainability to the region.

•	Environmental improvements will have a direct, positive effect on the quality of the products, providing farmers with incentive to maintain environmental responsibility.

Local Partners

•	Sergio Gonzalez Rivera and Carlos Rivera, owners of a small tequileria in Jalisco, have helped position GHS to explore further opportunities in the burgeoning clean-tech market in Mexico.
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Dr. Iniguez-Covarrubias of the University of Guadalajara, an expert in agricultural science, provides an invaluable knowledge and experience base about the environmental impact of the tequila industry. He will assist in the rapid development of a top quality product with the research to support it.

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Congressman Gustavo Macias Zambrano’s of Tequila, Jalisco has extensive connections and deep respect within the community. He will provide GHS with a stable base to initiate their business operations in the close knit community of Tequila. He is extremely supportive of GHS’ efforts to enhance the tequila industry and increase productivity and economic development.